Exhibit 99.1

Hecla Reports Quarterly Net Income of $22.5 Million and Record Cash Flow of $32.3 Million

For the Period Ended September 30, 2009

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--November 2, 2009--Hecla Mining Company (NYSE:HL) today reported net income applicable to common shareholders of $22.5 million, or 9 cents per diluted common share, on revenue of $95.2 million in the third quarter of 2009, compared with a loss of $7.2 million on revenue of $68.5 million for the corresponding quarter in 2008. Third quarter silver production was 2.7 million ounces at a cash cost of $0.85 per ounce of silver produced after by-product credits. For the first nine months of 2009, Hecla produced 8.6 million ounces of silver at a cash cost of $3.00 per ounce of silver produced after by-product credits.

Cash flow from operating activities increased 62% to $32.3 million in the third quarter of 2009, compared to $20.0 million for the second quarter of 2009 and $19.0 million in the third quarter of 2008. Excluding dividends to holders of its preferred shares, Hecla reported net income of $25.9 million for the third quarter of 2009, compared to a net loss of $3.8 million for the third quarter of 2008.

Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said, “We had one of the best quarters in our hundred-year history generating strong cash flow that increased our current cash balance by $27 million to $85 million. The main driver is the record revenue from acquiring the remainder of the Greens Creek mine which doubled Hecla’s silver production and almost tripled zinc production and increased lead production. In the U.S., Hecla is now the largest silver producer and the second and third largest producer of zinc and lead, respectively. Combined, the Greens Creek and Lucky Friday mines provide Hecla with appreciable scale of production and, with higher metals prices, have increased cash flow to these record levels.”

THIRD QUARTER 2009 HIGHLIGHTS

--Records for revenue, gross profit, income from operations, cash flow from operating activities, lead and zinc production; second highest net income in Hecla’s history

--Silver production of 2.7 million ounces, an 8.5% increase compared to the prior year period

--Cash costs of $0.85 per ounce of silver after by-product credits compared with cash costs of $4.46 per ounce in the third quarter of 2008 and cash costs of $3.38 per ounce in the second quarter of 2009

--Reduced full year guidance for cash costs by 25% to $2.25 per ounce of silver

--Record tonnage throughput at the Lucky Friday mine

--Strong financial liquidity with a cash balance of almost $85 million which has allowed Hecla to fully repay all outstanding debt in the fourth quarter of 2009

--Increased availability of hydropower is expected to reduce Greens Creek costs by approximately $2 million annually compared to costs incurred for power in the first three quarters of 2009

METALS PRICES

The average market price for silver in the third quarter of 2009 was $14.70 per ounce, or 2.2% lower than the same period a year ago. The average price for gold increased 10.3% to $960 per ounce in the quarter compared with the average of $870 per ounce in the third quarter of 2008. Hecla realized $16.33 per ounce for silver and $999 per ounce for gold in the third quarter as a result of positive provisional price adjustments.

The average prices for zinc and lead in the third quarter of 2009 were unchanged at $0.80 and $0.87 per pound, respectively, compared to the same period in 2008. Third quarter average prices for lead and zinc improved 28% and 19%, respectively, compared with the second quarter of 2009. Due to positive provisional price adjustments, Hecla realized $1.02 per pound for lead and $0.95 per pound for zinc.

OPERATIONS

This quarter Hecla produced 2.7 million ounces of silver compared to 2.5 million ounces of silver in the third quarter of 2008. Higher production volumes at both mines, as well as higher silver grades at the Lucky Friday mine, were the primary reasons for increased silver production in the third quarter compared to the same period a year ago.

Hecla’s average silver cash cost per ounce remains among the lowest in the industry, with the third quarter cash cost averaging $0.85 per ounce of silver after by-product metal credits. This compares with cash costs of $4.46 per ounce of silver after by-product credits in the third quarter of 2008 and $3.38 per ounce of silver in the second quarter of 2009.

By-product metal production totaled 16,815 ounces of gold, 20,616 tons of zinc and 11,200 tons of lead in the third quarter of 2009. On average, by-product metal production increased 5.7% in the third quarter of 2009 compared to the second quarter of 2009 and 12.2% compared to the third quarter of 2008. Hecla’s third quarter production of lead and zinc was the highest quantity ever produced by the company in a quarterly period.

Greens Creek - The Greens Creek mine in Alaska produced 1.8 million ounces of silver during the third quarter of 2009 at an average cash cost per ounce of negative ($0.48) after by-product credits, compared to silver production of 1.8 million ounces at an average cash cost per ounce of $3.79 for the comparable prior year period and $2.14 per ounce in the second quarter of 2009. The decrease in cash costs in the third quarter compared to the same period in 2008 results from higher realized prices for by-product credits, higher throughput, increased availability of hydroelectric power, lower diesel use and lower unit prices for some process consumables.

Milled tonnage averaged 2,228 tons per day or 9% higher than the same period a year earlier. Mine development, production and back-fill activities continue to be well-synchronized, providing better flexibility to manage the mine at higher rates of production compared to historical rates of production. Unit operating costs for mining and milling decreased $19.86 per ton, or 24%, compared with the third quarter of 2008. Additional mine rehabilitation increased mine and mill costs by $3.20 to $63.76 per ton or 5% more than comparable second quarter 2009 costs of $60.56 per ton. During the period, the mine also produced 16,815 ounces of gold, 17,835 tons of zinc and 5,585 tons of lead.

Alaska Electric Power and Light announced the completion of the Lake Dorothy project adding additional hydroelectric power capacity in the Juneau area. The project was completed ahead of schedule and while Greens Creek is an interruptible customer, it is expected that the utility will provide continuous service to the Greens Creek mine for the foreseeable future resulting in stable, low cost energy.

During the third quarter of 2009, $8.7 million was capitalized for tailings pond expansion, underground development and for sustaining activities at Greens Creek.

Lucky Friday - The Lucky Friday mine in northern Idaho produced 930,258 ounces of silver during the third quarter of 2009, a 26% increase compared with silver production of 739,870 ounces in the third quarter of 2008. Average cash costs in the third quarter of 2009 were $3.42 per ounce of silver after by-product credits; average cash costs per ounce of silver in the third quarter of 2008 were $6.06 per ounce. Silver production in the second quarter of 2009 was 868,339 ounces at a cash cost of $6.41 per ounce of silver after by-product credits. The decrease in cash costs are due to a combination of higher realized prices for by-product credits, higher silver production and lower site costs.

Increased silver production in the quarter is the result of grade control programs designed to minimize dilution which also tempers the use of backfill and reduces related costs. As a result of the optimization work, silver grades in the third quarter improved 15.4% compared with the prior year period. Daily mine production averaged 959 tons per day or 8% higher than the third quarter of 2008 and was 4% higher than the second quarter daily average of 925 tons per day. The tonnage processed at the Lucky Friday mine in the period was a record high for a quarterly period. Unit operating costs for mining and milling decreased $2.14 per ton, or 3%, in the third quarter of 2009 compared to the third quarter of 2008. Operating costs decreased $5.88 per ton, or 8%, in the third quarter of 2009 compared with the second quarter 2009 costs of $77.37 per ton. The Lucky Friday mine produced 5,615 tons of lead and 2,781 tons of zinc in the third quarter of 2009 with lead 19% higher and zinc 16% higher compared with the same period during 2008. Production of lead and zinc was, on average, up 7.8% compared with the second quarter of 2009.

Capitalized mine costs in the third quarter of 2009 were $5.2 million. On-going work at the water treatment plant and at the new #4 tailings facility were the main capital items in the third quarter. Detailed engineering and long lead time procurement to access deeper Lucky Friday material is underway. A final estimate of capital costs and the development schedule will be released in the second quarter of 2010.

EXPLORATION

During the third quarter of 2009, $2.7 million was spent on exploration. Drill programs were underway on Hecla’s four main land packages located in Alaska, Idaho, Colorado and Mexico. Baker said, “Our work in these districts began late in the quarter and is now in full swing. With the 40% increase in our exploration budget, we’re drilling targets at every property. With an expanded and accelerated exploration program, I’m confident we are on the right track to discovery.”

Greens Creek - Four surface exploration holes were completed on the NE contact and analytical results from these holes are pending. The holes intersected multiple and stacked horizons that are interpreted to represent the favorable mine contact near the Greens Creek mine infrastructure. More recently, a second drill was added to the program to test the NE contact from underground set-ups. In addition, underground drills were testing the downdip potential of the Southwest Lower Contact and the potential for new resources in the Northwest-West South zone.

Lucky Friday - Baker said, “Drilling continues to confirm increased grade and widths as we go deeper at the Lucky Friday. This should result in higher production, reduced costs and even better economics than what this mine has generated over its 67-year history. We’re identifying quality tons deeper and see the potential for resource additions in three directions of the deposit; while to the west, we will drill for an offset of the 30 vein across the post mineralized Silver fault.” During the quarter, approximately 7,000 feet of drilling continued to define the 30 Vein to the east of the current resource below 6200 level with widths and grade increasing as the drilling tests areas below 6400 level. Additional drilling in the central portion of the deposit intersected good grades over mineable widths on the 30 and 90 veins. Selected results include: 6.4 feet of 19.7 ounces per ton silver, 11.9% lead and 9.5% zinc at 6250 level and 11.8 feet grading 17.3 ounces per ton silver, 10% lead and 3.6% zinc at 6400 level. Deeper testing also along the eastern portion of the lower limit of the 2008 resource boundary continued to intersect multiple veins including intercepts such as 11.5 feet of 37.9 ounces per ton silver plus 21.8% lead and 8.9% zinc at 7650 level and 5 feet of 59.1 ounces per ton silver, 19% lead and 0.4% zinc and another step-out hole at a similar depth.

Drilling from surface is in progress at the Vindicator target approximately one mile east of the Lucky Friday mine. The Vindicator veins are an eastern projection of the currently mined 30 Vein at the Lucky Friday mine complex.

San Juan Silver - Drilling is targeting the projected northern extension of the past producing Bulldog vein system. A second drill was recently brought to the project site to test the more gold-bearing Midwest vein in the eastern portion of the Creede district in southwest Colorado. Hecla can earn a 70% interest in the San Juan Silver joint venture; its partners are Emerald Mining and Leasing, LLC and Golden 8 Mining, LLC.

Mexico - Two drills are testing the Peñascote and El Garrote targets on the large San Sebastian property near Durango. At Peñascote drills will be defining shallow, locally oxidized and potentially bulk tonnage silver mineralization, while deeper silver-gold epithermal veins will be tested at El Garrote.

FINANCIAL

At the end of the third quarter, Hecla had $84.7 million in cash. Debt outstanding under the term facility at September 30, 2009, was $38.3 million. Subsequent to the quarter end, Hecla repaid the entire $38.3 million outstanding under the term facility from cash on hand. In addition, Hecla also announced in mid-October that it has entered into a three-year, $60 million senior-secured revolving credit facility. Baker concluded, “Hecla has come a long way in the past year with two low-cost mines that provide reliable and secure production. None of this could have been accomplished without a strong operations group that has worked tirelessly to optimize and reduce site costs through some very difficult economic times. This has transpired into some of the best financial results that Hecla has ever achieved and I’m proud in the manner that our people have met this challenge head on.”

PRODUCTION OUTLOOK

The company is on track to meet its full year production guidance of 10.5 to 11 million ounces of silver. Third quarter cash costs of $0.85 per ounce of silver and year-to-date cash costs of $3.00 per ounce of silver are also in-line with guidance. Hecla is revising full year guidance on cash costs per ounce downward to $2.25 per ounce of silver.

OTHER

Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 118-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL, HL-PrB and HL-PrC.

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "reserve," and "inferred resource" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our 10Q’s and Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Hecla Mining Company news releases can be accessed on the Internet at http://www.hecla-mining.com.

HECLA MINING COMPANY (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
HIGHLIGHTS	Sept 30, 2009	Sept 30, 2008	Sept 30, 2009	Sept 30, 2008
FINANCIAL DATA
Sales	$95,181	$68,485	$224,512	$173,446
Gross Profit	$38,116	$11,397	$65,142	$31,674
Income (loss) applicable to common shareholders	$22,538	$(7,164)	$25,532	$(39,478)
Basic income (loss) per common share	$0.10	$(0.05)	$0.12	$(0.31)
Diluted income (loss) per common share	$0.09	$(0.05)	$0.11	$(0.31)
Net income (loss) from continuing operations	$25,946	$(3,766)	$35,757	$(511)
Cash flow provided by operating activities	$32,294	$18,996	$51,882	$23,019
PRODUCTION SUMMARY – TOTALS
Silver – Ounces produced	2,731,950	2,516,784	8,578,538	6,181,446
Payable ounces sold	3,077,737	2,675,416	7,965,894	5,751,907
Gold – Ounces produced	16,815	16,396	50,789	36,504
Payable ounces sold	15,416	17,441	43,038	32,047
Lead – Tons produced	11,200	9,488	32,675	24,797
Payable tons sold	10,971	9,517	28,229	22,627
Zinc – Tons produced	20,616	18,851	58,737	41,860
Payable tons sold	12,977	14,690	43,335	32,190
Average cost per ounce of silver produced (1):
Total cash costs ($/oz.) (2)	0.85	4.46	3.00	2.86
Total production costs ($/oz.)	6.77	8.52	8.62	6.68
AVERAGE METAL PRICES
Silver – London PM Fix ($/oz.)	14.70	15.03	13.68	16.63
Realized price per ounce	16.33	12.30	14.93	15.93
Gold – London PM Fix ($/oz.)	960	870	930	897
Realized price per ounce	999	848	970	901
Lead – LME Cash ($/pound)	0.87	0.87	0.69	1.08
Realized price per pound	1.02	0.87	0.82	1.00
Zinc – LME Cash ($/pound)	0.80	0.80	0.67	0.95
Realized price per pound	0.95	0.73	0.78	0.84

(1) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section.

(2) Includes gold, lead and zinc production, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

HECLA MINING COMPANY Consolidated Statements of Operations (dollars and shares in thousands, except per share amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
	Sept 30, 2009	Sept 30, 2008	Sept 30, 2009	Sept 30, 2008

Sales of products	$95,181	$68,485	$224,512	$173,446
Cost of sales and other direct
production costs	41,079	47,188	112,239	118,832
Depreciation, depletion and amortization	15,986	9,900	47,131	22,940
	57,065	57,088	159,370	141,772
Gross profit	38,116	11,397	65,142	31,674

Other operating expenses (income)
General and administrative	4,479	2,893	13,807	13,225
Exploration	2,737	5,454	5,001	18,365
Other operating expenses	1,091	814	3,715	2,271
Gain on sale of plants and equipment	(6)	(506)	(6,234)	(506)
Curtailment of employee benefit plan	- -	- -	(8,950)	- -
Closed operations and environmental matters	510	896	2,416	2,386
	8,811	9,551	9,755	35,741
Income (loss) from operations	29,305	1,846	55,387	(4,067)

Other income (expense):
Gain on sale of investments	- -	- -	- -	8,097
Loss on impairment of investments	- -	- -	(3,018)	- -
Interest and other income	26	481	372	3,576
Debt-related fees	14	- -	(5,725)	- -
Interest expense	(2,801)	(6,842)	(10,231)	(12,681)
	(2,761)	(6,361)	(18,602)	(1,008)
Income (loss) from operations before income taxes	26,544	(4,515)	36,785	(5,075)
Income tax (provision) benefit	(598)	749	(1,028)	4,564

Net income (loss) from continuing operations	25,946	(3,766)	35,757	(511)
Loss from discontinued operations, net of tax	- -	(15)	- -	(17,395)
Gain (loss) on impairment of discontinued operations, net of tax	- -	25	- -	(11,347)
Net income (loss)	25,946	(3,756)	35,757	(29,253)
Preferred stock dividends	(3,408)	(3,408)	(10,225)	(10,225)

Income (loss) applicable to common shareholders	$22,538	$(7,164)	$25,532	$(39,478)

Basic income (loss) per common share after preferred dividends	$0.10	$(0.05)	$0.12	$(0.31)

Diluted income (loss) per common share after preferred dividends	$0.09	$(0.05)	$0.11	$(0.31)

Basic weighted average number of common shares outstanding	236,379	136,148	220,523	128,882

Diluted weighted average number of common shares outstanding	244,337	136,148	223,727	128,882

HECLA MINING COMPANY Consolidated Balance Sheets (dollars and shares in thousands - unaudited)

	Sept. 30, 2009	Dec. 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$84,662	$36,470
Investments	2,717	- -
Accounts receivable	42,208	9,414
Inventories	17,312	21,331
Deferred taxes	2,850	2,481
Other current assets	5,126	4,154
Total current assets	154,875	73,850
Investments	2,483	3,118
Restricted cash and investments	10,945	13,133
Properties, plants and equipment, net	829,073	852,113
Deferred taxes	35,702	36,071
Other noncurrent assets and deferred charges	5,201	10,506

Total assets	$1,038,279	$988,791

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$12,776	$21,850
Accrued payroll and related benefits	11,401	8,475
Accrued taxes	7,208	4,408
Current portion of accrued reclamation and closure costs	4,941	2,227
Current portion of long-term debt and capital leases	39,906	48,018
Total current liabilities	76,232	84,978
Long-term debt and capital leases	3,675	113,649
Accrued reclamation and closure costs	118,491	119,120
Other noncurrent liabilities	13,471	21,587

Total liabilities	211,869	339,334

SHAREHOLDERS’ EQUITY
Preferred stock	543	543
Common stock	59,148	45,115
Capital surplus	1,101,598	981,161
Accumulated deficit	(315,943)	(351,700)
Accumulated other comprehensive loss	(18,296)	(25,022)
Treasury stock	(640)	(640)

Total shareholders’ equity	826,410	649,457

Total liabilities and shareholders’ equity	$1,038,279	$988,791

Common shares outstanding at end of period	236,494	180,380

HECLA MINING COMPANY Consolidated Statements of Cash Flows (dollars in thousands – unaudited)

	Nine Months Ended
	Sept. 30, 2009	Sept. 30, 2008
OPERATING ACTIVITIES
Net income (loss)	$35,757	$(29,253)
Loss on discontinued operations, net of tax	- -	28,742
Income (loss) from continuing operations	35,757	(511)
Noncash elements included in net income:
Depreciation, depletion and amortization	47,324	23,579
Gain on sale of investments	- -	(8,097)
Gain on disposition of properties, plants and equipment	(6,234)	(506)
Loss on impairment of investment	3,018	- -
Provision for reclamation and closure costs	1,013	617
Stock compensation	2,312	3,748
Provision for deferred taxes	- -	(1,720)
Preferred shares issued for debt-related expenses	4,262	- -
Amortization of loan origination fees	3,622	3,127
Gain on curtailment of employee benefit plan	(8,950)	- -
Loss on derivative contract	2,139	- -
Other, net	966	646
Change in assets and liabilities:
Accounts and notes receivable	(32,796)	10,650
Inventories	4,019	5,734
Inventory - purchase price allocation adjustment	- -	16,637
Other current and noncurrent assets	(1,604)	(2,551)
Accounts payable and accrued expenses	(9,075)	(9,975)
Accrued payroll and related benefits	3,252	759
Accrued taxes	2,800	(740)
Other noncurrent liabilities	2,127	45
Accrued reclamation and closure costs and other noncurrent liabilities	(2,070)	(5,935)
Net cash (used by) discontinued operations	- -	(12,488)
Net cash provided by operating activities	51,882	23,019

INVESTING ACTIVITIES
Additions to properties, plants and equipment	(17,337)	(54,045)
Acquisition of business, net of cash obtained	- -	(688,091)
Proceeds from sale of investments	- -	27,001
Proceeds from disposition of properties, plants and equipment	8,023	496
Maturities of short-term investments and securities held for sale	- -	4,036
Decrease in restricted cash	3,487	22,437
Net cash provided by discontinued operations	- -	21,159
Net cash used in investing activities	(5,827)	(667,007)

FINANCING ACTIVITIES
Common stock issued	128,325	163,916
Dividends paid to preferred shareholders	- -	(7,427)
Payments on interest rate swap	(2,220)	- -
Loan origination fees	- -	(5,276)
Borrowings on debt	- -	380,000
Repayments of debt	(123,968)	(181,233)
Net cash provided by financing activities	2,137	349,980
Net (decrease) increase in cash and cash equivalents	48,192	(294,008)
Cash and cash equivalents at beginning of period	36,470	373,123
Cash and cash equivalents at end of period	$84,662	$79,115

HECLA MINING COMPANY Production Data

	Third Quarter Ended		Nine Months Ended
	Sept. 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
GREENS CREEK UNIT (1)
Tons of ore milled	204,984	187,617	601,590	393,202
Mining cost per ton	$40.04	$51.91	$41.52	$49.47
Milling cost per ton	$23.72	$31.71	$22.35	$32.93
Ore grade milled – Silver (oz./ton)	12.63	13.32	13.50	14.36
Silver produced (oz.)	1,801,692	1,776,914	5,913,643	4,017,108
Gold produced (oz.)	16,815	16,396	50,789	36,504
Lead produced (tons)	5,585	4,781	16,124	10,920
Zinc produced (tons)	17,835	16,452	50,829	34,371
Average cost per ounce of silver produced (2):
Total cash costs (3)	$(0.48)	$3.79	$1.70	$1.96
Total costs	$7.08	$8.78	$8.60	$6.92
Capital additions (in thousands)	$8,636	$7,291	$14,864	$21,004
LUCKY FRIDAY UNIT
Tons of ore processed	88,281	81,665	258,915	245,480
Mining cost per ton	$56.58	$60.76	$57.98	$61.07
Milling cost per ton	$14.91	$12.87	$14.86	$13.40
Ore grade milled – Silver (oz./ton)	11.22	9.72	10.97	9.45
Silver produced (oz.)	930,258	739,870	2,664,895	2,164,338
Lead produced (tons)	5,615	4,707	16,551	13,877
Zinc produced (tons)	2,781	2,399	7,908	7,489
Average cost per ounce of silver produced (2):
Total cash costs (3)	$3.42	$6.06	$5.89	$4.55
Total costs	$6.16	$7.88	$8.65	$6.22
Capital additions (in thousands)	$5,231	$15,352	$12,454	$32,393

(1) Reflects Hecla’s 100% share of Green Creek as of April 16, 2008, and its 29.73% ownership prior to that date.

(2) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

(3) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

HECLA MINING COMPANY Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1) (dollars and ounces in thousands, except per ounce – unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$2,314	$11,215	$25,776	$17,699
Divided by silver ounces produced	2,732	2,517	8,579	6,181
Total cash cost per ounce produced	$0.85	$4.46	$3.00	$2.86
Reconciliation to GAAP:
Total cash costs	$2,314	$11,215	$25,776	$17,699
Depreciation, depletion and amortization	15,986	9,900	47,131	22,940
Treatment costs	(20,377)	(22,154)	(55,313)	(52,591)
By-product credits	55,605	49,406	137,332	128,135
Change in product inventory	3,815	8,411	4,301	24,934
Reclamation, severance and other costs	(278)	310	143	655
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$57,065	$57,088	$159,370	$141,772

GREENS CREEK UNIT
Total cash costs	$(862)	$6,728	$10,079	$7,855
Divided by silver ounces produced	1,802	1,777	5,914	4,017
Total cash cost per ounce produced	$(0.48)	$3.79	$1.70	$1.96
Reconciliation to GAAP:
Total cash costs	$(862)	$6,728	$10,079	$7,855
Depreciation, depletion and amortization	13,435	8,572	39,792	19,349
Treatment costs	(15,298)	(16,847)	(41,961)	(36,819)
By-product credits	42,323	38,553	107,289	90,955
Change in product inventory	3,884	8,555	4,244	24,830
Reclamation, severance and other costs	(297)	302	138	604
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$43,185	$45,863	$119,581	$106,774

LUCKY FRIDAY UNIT
Total cash costs	$3,176	$4,487	$15,697	$9,844
Divided by silver ounces produced	930	740	2,665	2,164
Total cash cost per ounce produced	$3.42	$6.06	$5.89	$4.55
Reconciliation to GAAP:
Total cash costs	$3,176	$4,487	$15,697	$9,844
Depreciation, depletion and amortization	2,551	1,328	7,339	3,591
Treatment costs	(5,079)	(5,307)	(13,352)	(15,772)
By-product credits	13,282	10,853	30,043	37,180
Change in product inventory	(69)	(144)	57	104
Reclamation and other costs	19	8	5	51
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$13,880	$11,225	$39,789	$34,998

(1) Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow, after consideration of the average price for by-products produced. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

CONTACT:
Hecla Mining Company
Don Poirier, 208-769-4128
Vice President – Corporate Development